Exhibit 99.01

Press Release

www.shire.com

Total Voting Rights

September 3, 2012 - Shire plc (LSE: SHP, NASDAQ: SHPG), in accordance with DTR 5.6.1 of the FSA’s Disclosure and Transparency Rules, notifies the market of the following:

At close of business on August, 31 2012, Shire plc's issued voting share capital consisted of 562,535,922 ordinary shares with a nominal value of 5 pence.  Each ordinary share carries one voting right.  Shire plc does not hold any shares in Treasury.

The above figure (562,535,922) may be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, Shire plc under the FSA's Disclosure and Transparency Rules.

Tony Guthrie

Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX